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                                                        May 24, 2006

Columbia Intermediate Municipal Bond Fund
c/o Columbia Funds Series Trust I
One Financial Center
Boston, Massachusetts 02111-2621

Ladies and Gentlemen:

We consent to the filing of the form of legal opinion our firm expects to deliver in connection with the proposed combination of Columbia Intermediate Municipal Bond Fund, a series of Columbia Funds Series Trust I (the "Trust"), with Columbia Florida Intermediate Municipal Bond Fund and Columbia Texas Intermediate Municipal Bond Fund, each a series of Columbia Funds Series Trust, with and as part of the registration statement of the Trust on Form N-14.

                                                  Very truly yours,

                                                  /s/ Ropes & Gray LLP

                                                  Ropes & Gray LLP